Exhibit 99.1

Media Contact:	Investor Contact:
Scott Public Relations	Evan Pondel
Elaine Murphy	PondelWilkinson, Inc.
818.610.027	310.279.5980
elaine@scottpublicrelations.com	epondel@pondel.com

IPC The Hospitalist Company Changes Name to IPC Healthcare

-- New Name Reflects Company’s Evolution from Manager of Acute Hospitalizations to Expert in Managing Patients’ Entire Episode of Care --
NORTH HOLLYWOOD, Calif., January 5, 2015-IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospital medicine and post-acute physician group practice company, announced today that it has changed its name to IPC Healthcare, Inc.
“With more than 19 years of history, expertise and experience in hospital medicine, we are changing our name to reflect a natural progression for our company, which is now one of the leading organizations that is improving patient care nationally in both acute and post-acute settings,” said Adam D. Singer, M.D., CEO and Chairman of IPC Healthcare. “In addition to IPC’s core hospitalist services in the acute-care arena, the company has expanded into important inpatient subspecialty areas, such as post-acute care, geriatrics, behavioral health, psychiatry, pediatric-hospitalists, physiatry, neuro-hospitalists, infectious disease and critical care. These combined specialties have a high impact on the cost and quality of episodes of care.

“The very nature of care has changed over the last 20 years with a continued focus on lower costs and improved outcomes. To achieve these results, IPC is building an aligned clinical workforce that will focus on developing the new paradigm of care. With payment reform changing the healthcare landscape, IPC is well positioned to continue its growth with the right workforce at the right time.

“With our focus on the most critical and costly aspects of healthcare delivery, IPC continues its aggressive growth, as well as its commitment to providing high-quality patient care with more than 1,800 providers in over 1,600 facilities,” Dr. Singer added.

IPC had more than seven million patient encounters in 2014.

About IPC Healthcare, Inc.
IPC Healthcare, Inc. (Nasdaq: IPCM) is a leading national hospital medicine and post-acute physician group practice company. IPC’s physicians and affiliated providers practice in over 400 hospitals and 1,200 post-acute care facilities. The Company offers its 1,800 employed clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.ipchealthcare.com.
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